Exhibit 99.2

CARE.COM APPOINTS DAN YOO TO BOARD OF DIRECTORS

Waltham, MA, November 2, 2017 – Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced that it has appointed Dan Yoo, former Chief Operating Officer of NerdWallet, to its Board of Directors.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com, said “I’m delighted to welcome Dan to Care.com’s Board. His breadth of experience scaling enterprise businesses and consumer marketplaces, combined with his strong tech and finance industry background, will be enormously valuable as we continue to grow Care.com’s service offerings around the world.”

Mr. Yoo said, “I’m drawn to companies that have a clear mission and a goal towards helping companies and consumers solve a challenge in their lives, and one of the greatest challenges all families face is care. I’m excited to join Sheila and the rest of the Care.com Board in continuing to innovate in providing services and products that meet this all-important need.”

Most recently, Mr. Yoo served as Chief Operating Officer of NerdWallet, a consumer finance marketplace, from 2014 through May 2017. Prior to NerdWallet, Mr. Yoo was Vice President of Business Operations and Analytics at LinkedIn from 2009 to 2014, during which time the company grew from 50 million members to more than 275 million members and revenues grew from $120 million to more than $1.5 billion. Earlier, he served as Senior Vice President of Corporate Development at Rhythm NewMedia, a mobile content and ad company, later acquired by RhythmOne, and served as Chief Financial Officer of Parature, a SaaS customer service and support leader subsequently acquired by Microsoft. Mr. Yoo also co-founded ReliaQuote, one of the first online term insurance brokerages, which was acquired by Fiserv. Mr. Yoo began his career in investment banking in Merrill Lynch’s Technology Investment Banking Group and later at Epoch Partners.

Mr. Yoo earned his MBA from the Haas School of Business at the University of California Berkeley and received his Bachelor’s Degree in Business Administration from Georgetown University.

About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 15.0 million families and 11.4 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.3 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a

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sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.
*As of September 2017
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Contact:
Nancy Bushkin
Vice President, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com/781-642-5919